G. BRAD BECKSTEAD
Certified Public Accountant
330 E. Warm Springs
Las Vegas, NV 89119
702.257.1984
702.362.0540 (fax)




November 14, 2001


To Whom It May Concern:

The firm of G. Brad Beckstead, CPA, consents to the inclusion of my report of November 8, 2001, on the Financial Statements of Certified Services, Inc. for the three months and nine months ending September 30, 2001, in any filings which are necessary now or in the near future to be filed with the US Securities and Exchange Commission.

Signed,



G. Brad Beckstead, CPA